FEDDERS CORPORATION
COMPUTATION OF PER SHARE EARNINGS
EXHIBIT 11
For The Years Ended August 31, 1996, 1995 and 1994
(Amounts in thousand except per share data)

                                                1996       1995       1994
Average number of common and common
 equivalent shares outstanding (1)            41,997     41,001     39,386

Net income                                   $31,158    $29,504    $20,989
Preferred stock dividend                         151        -          -

Net income (loss attributable to
 common stockholders                          31,007     29,504     20,989

Net income (loss) per common share             $0.74      $0.72      $0.53

Fully diluted:
  Average number of common and common
   equivalent shares outstanding              41,997     41,001     39,386
  Additional average number of common
   shares assuming the conversion of the
   5% convertible subordinated
   debentures due 1996(2)                                   -          388
  Additional average number of class A
   shares assuming the conversion of
   preferred stock and conversion of
   the 8.5% subordinated debentures(3)           529        -          -
  Average common and common equivalent
   shares outstanding                         42,526     41,001     39,774

Net income                                   $31,158    $29,504    $20,989

Interest relating to the 5% convertible
 subordinated debentures due 1996 net
 of applicable taxes and tax credits                        -          661
Interest related to the 8.5% convertible
 subordinated debentures due 2012                 63        -          -

Net income attributable to common
 stockholders assuming full dilution         $31,221    $29,504    $20,328

Net income (loss) per common share             $0.73      $0.72      $0.51

Fully diluted income (loss) per share
 excluding anti-dilutive effect of
 conversion of debentures                      $0.73      $0.72      $0.51

(1) Average number of common and common stock equivalents outstanding have been restated to reflect Class A Stock dividend distributed in September 1994 and June 1995.

(2) The 5% convertible subordinated debentures due in May 1996 were fully redeemed by the company (see note 5 of the Notes to Consolidated Financial Statements).

(3) Average number of shares included in fully diluted calculation are for the period August 13 through August 31, 1996.